Exhibit 99.1

ARIAD Reports 2012 Financial Results and Outlines Key Objectives for 2013

Commercial Oncology Company Established Following U.S. Approval of IclusigTM (ponatinib)

Conference Call Scheduled Today at 8:30 a.m. ET

CAMBRIDGE, Mass.--(BUSINESS WIRE)--February 25, 2013--ARIAD Pharmaceuticals, Inc. (NASDAQ: ARIA) today reported financial results for the fourth quarter and full year ended December 31, 2012 and provided an update on corporate developments.

“Last year was clearly a landmark period for ARIAD as we transformed into a commercial oncology company,” said Harvey J. Berger, M.D., chairman and chief executive officer of ARIAD. “We received U.S. approval of Iclusig™ (ponatinib), established a commercial organization in the U.S. and hired our European leadership team. We advanced the development of AP26113 and presented positive clinical proof-of-concept data showing the great promise of AP26113 as our next internally discovered tyrosine kinase inhibitor that overcomes drug resistance. We are now a sustainable, fully integrated global oncology company with the highly differentiated capability to discover, develop and deliver innovative cancer medicines.”

Key Highlights from 2012

  In December, we received accelerated approval in the U.S. of Iclusig for the treatment of adult patients with chronic, accelerated or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor (TKI) therapy or Philadelphia chromosome-positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior TKI therapy.
  We submitted a Marketing Authorization Application (MAA) for Iclusig to the European Medicines Agency seeking marketing approval in the EU of Iclusig in adult patients with resistant or intolerant CML or Ph+ ALL. The Committee for Medicinal Products for Human Use granted ARIAD’s request for accelerated assessment of the MAA.

  In Europe, we established early-access programs for Iclusig, established the supply chain in key markets and implemented initial pricing and reimbursement activities. We began building our leadership team in our European headquarters in Lausanne, Switzerland.
  We advanced the Phase 1/2 clinical trial of AP26113, our investigational inhibitor of anaplastic lymphoma kinase (ALK), epidermal growth factor receptor (EGFR), and c-ros oncogene 1 (ROS1). Compelling anti-tumor activity of AP26113 in patients with ALK-positive non-small cell lung cancer (NSCLC) and initial anti-tumor activity in patients with EGFR-mutant NSCLC were presented at the European Society of Medical Oncology meeting. Importantly, AP26113 showed clinical activity in ALK-positive NSCLC patients with brain metastases.
  The New England Journal of Medicine published results from the Phase 1 study of Iclusig in heavily pretreated patients with resistant and refractory CML and Ph+ ALL.
  We initiated the global, Phase 3 EPIC trial of Iclusig in patients with newly diagnosed CML. This trial compares Iclusig to imatinib and has a primary endpoint of major molecular response at 12 months of treatment.
  We initiated a Phase 1/2 clinical trial of Iclusig in resistant or intolerant CML and Ph+ ALL patients in Japan in the second half of 2012. The trial is designed to establish the recommended dose of Iclusig in Japanese patients, confirm its anti-leukemic activity in this patient population, and provide the necessary data required for regulatory approval of Iclusig in Japan.

Recent Progress and Key Objectives

Global Commercialization of Iclusig

  All of the key functions in our U.S. commercial organization, including account specialists, market access, and marketing, are in place and implementing the commercial plans for Iclusig.
  Our European business is also fully operational. We hired the General Manager of our European operations, along with other key members of our leadership team. Medical science liaisons and sales representatives in each of other major markets in Europe are now being recruited, and we expect to be launch-ready in Europe by July 1, 2013.

  We anticipate approval of Iclusig in the EU in the third quarter of 2013 and regulatory submissions in Canada, Switzerland, and Australia in the second half of 2013.

Broadening Iclusig Clinical Development

  Patient enrollment is ongoing in the global, Phase 3 EPIC trial of Iclusig in patients with newly diagnosed CML. We anticipate full patient enrollment in the trial by the end of 2013. The study includes an interim analysis of the primary endpoint one year after one-half of the approximately 500 patients in the trial have been enrolled. We anticipate the interim analysis to occur in mid-2014.
  We plan to submit for regulatory approval of Iclusig in Japan in mid-2014.
  ARIAD and the U.K. National Cancer Research Institute (NCRI) began collaboration on a randomized Phase 3 trial, named SPIRIT 3, to assess the impact of switching patients with CML being treated with a first-line tyrosine kinase inhibitor, upon suboptimal response or treatment failure, to Iclusig. The NCRI expects to begin enrollment in the trial of 1,000 patients at approximately 172 clinical research sites in the U.K. in the second quarter of 2013.
  We plan to begin company-sponsored and investigator-sponsored Phase 2 trials of Iclusig in patients with gastrointestinal stromal tumors (GIST), acute myeloid leukemia, certain molecularly defined types of lung cancer and other solid tumors during 2013. Depending on the clinical findings from these trials and discussions with regulatory agencies, we may begin additional pivotal trials of Iclusig, including, for example, in patients with GIST who have failed prior therapy.

Advancing AP26113 Through Clinical Development

  The Phase 1 portion of our Phase 1/2 clinical trial of AP26113 is ongoing, and we expect to transition into the four Phase 2 expansion cohorts during the first half of 2013.
  In parallel to the Phase 1/2 trial, we are actively planning the pivotal trial of AP26113 in ALK-positive NSCLC patients resistant to crizotinib. Depending on the clinical findings from the Phase 2 portion of the currently ongoing Phase 1/2 trial and discussions with regulatory agencies, we may begin additional pivotal trials of AP26113, including, for example, in patients with EGFR-mutant NSCLC who have failed prior EGFR inhibitor therapy.

  We anticipate presenting clinical updates on AP26113 at the 2013 annual meetings of the American Society of Clinical Oncology and the European Society of Medical Oncology.

2012 Fourth Quarter and Full-Year Financial Results

Net Income/Loss

Quarter Ended December 31, 2012

Net loss for the fourth quarter ended December 31, 2012 was $60.5 million, or $0.36 per share, compared to a net loss of $51.8 million, or $0.38 per share, for the same period in 2011. The increase in net loss is primarily due to an increase in operating expenses of $28.8 million, reflecting our preparations for commercial launch of Iclusig, including the hiring of sales personnel and other professional staff, as well as continued development of our product candidates, and a decrease of $20.1 million in the non-cash charge related to the revaluation of our warrant liability.

Year Ended December 31, 2012

Net loss for the full year 2012 was $220.9 million, or $1.34 per share, compared to a net loss of $123.6 million, or $0.93 per share, for the full year 2011.

These results show an increase in operating expenses of $103.5 million in 2012 as compared to 2011 reflecting ongoing development of our product candidates and planning and preparations for commercial launch of Iclusig. Our results also include a decrease of $30.8 million in the non-cash charge related to the revaluation of our warrant liability in 2012 as compared to 2011.

Cash Position

As of December 31, 2012, cash, cash equivalents and marketable securities totaled $164.4 million, compared to $306.3 million at December 31, 2011. Subsequently, in January 2013, we raised net proceeds of $310 million in an underwritten public offering and sale of approximately 16.5 million shares of our common stock.

Financial Guidance for 2013

We anticipate cash used in operations in 2013 to range from $255 million to $265 million. Our guidance includes:

  Research and development expenses of $238 million to $248 million, reflecting further expansion of development activities for Iclusig and AP26113, as well as expanded discovery research activities. This includes, for Iclusig, the ongoing Phase 1, PACE and EPIC trials, ongoing clinical pharmacology studies to meet post-approval commitments, the ongoing Japanese Phase 1/2 trial, a Phase 2 trial in GIST to initiate shortly, multiple ongoing and contemplated investigator-sponsored trials including SPIRIT 3, and planning for additional potential trials in new indications including a pivotal trial in GIST; and for AP26113, the pivotal-trial program, including multiple NDA-enabling clinical pharmacology studies.
  Selling, general and administrative expenses of $108 million to $116 million, including growth in global commercial operations and supporting activities for the commercial launch of Iclusig in the U.S. and anticipated commercial launch of Iclusig in Europe and in selected countries in other regions.
  Non-cash expenses of $35 million to $41 million, consisting primarily of stock-based compensation and depreciation and amortization expenses. The increase is due to the impact of an increase in number of employees and our stock price on stock-based compensation and an increase in depreciation and amortization resulting from capital expenditures.

We expect that our cash, cash equivalents and marketable securities at December 31, 2013 will range from $195 million to $205 million, sufficient to advance the Company’s programs into the fourth quarter of 2014.

Upcoming Investor Meetings

ARIAD management will be making corporate presentations at the following investor conferences:

  RBC Capital Markets’ Healthcare Conference, New York, NY, February 26, 2013
  Cowen and Company Healthcare Conference, Boston, MA, March 6, 2013
  Barclays Global Healthcare Conference, Miami, FL, March 13, 2013

Today’s Conference Call at 8:30 a.m. ET

We will hold a live webcast and conference call of our fourth quarter/year-end 2012 financial results this morning at 8:30 a.m. ET. The live webcast can be accessed by visiting the investor relations section of the Company’s website at http://investor.ariad.com. The call can be accessed by dialing 866-831-6272 (domestic) or 617-213-8859 (international) five minutes prior to the start time and providing the pass code 59632303. A replay of the call will be available on the ARIAD website approximately two hours after completion of the call and will be archived for three weeks.

About IclusigTM (ponatinib) tablets

Iclusig is a kinase inhibitor indicated for the treatment of adult patients with chronic phase, accelerated phase, or blast phase chronic myeloid leukemia (CML) that is resistant or intolerant to prior tyrosine kinase inhibitor therapy or Philadelphia chromosome positive acute lymphoblastic leukemia (Ph+ ALL) that is resistant or intolerant to prior tyrosine kinase inhibitor therapy. This indication is based upon response rate. There are no trials verifying an improvement in disease-related symptoms or increased survival with Iclusig.

Important Safety Information for IclusigTM (ponatinib)

WARNING: ARTERIAL THROMBOSIS and HEPATOTOXICITY

Arterial Thrombosis: Cardiovascular, cerebrovascular, and peripheral vascular thrombosis, including fatal myocardial infarction and stroke have occurred in Iclusig-treated patients. In clinical trials, serious arterial thrombosis occurred in eight percent of Iclusig-treated patients. Interrupt and consider discontinuation of Iclusig in patients who develop arterial thrombotic events.

Hepatotoxicity: Hepatotoxicity, liver failure and death have occurred in Iclusig-treated patients. Monitor hepatic function prior to and during treatment. Interrupt and then reduce or discontinue Iclusig for hepatotoxicity.

Please visit www.iclusig.com for full prescribing information, including boxed warning.

About ARIAD

ARIAD Pharmaceuticals, Inc., headquartered in Cambridge, Massachusetts and Lausanne, Switzerland, is an integrated global oncology company focused on transforming the lives of cancer patients with breakthrough medicines. ARIAD is working on new medicines to advance the treatment of various forms of chronic and acute leukemia, lung cancer and other difficult-to-treat cancers. ARIAD utilizes computational and structural approaches to design small-molecule drugs that overcome resistance to existing cancer medicines. For additional information, visit http://www.ariad.com or follow ARIAD on Twitter (@ARIADPharm).

This press release contains “forward-looking statements” including, but not limited to, updates on clinical, preclinical and regulatory developments and commercialization plans for our product candidates and financial guidance for 2013. Forward-looking statements are based on management's expectations and are subject to certain factors, risks and uncertainties that may cause actual results, outcome of events, timing and performance to differ materially from those expressed or implied by such statements. These risks and uncertainties include, but are not limited to, our ability to successfully launch, commercialize and generate profits from sales of Iclusig; competition from alternative therapies, our ability to obtain approval for Iclusig outside of the United States and in additional indications; our reliance on third-party manufacturers, and on specialty pharmacies for the distribution of Iclusig; preclinical data and early-stage clinical data that may not be replicated in later-stage clinical studies; the costs associated with our research, development, manufacturing and other activities; the conduct and results of preclinical and clinical studies of our product candidates; difficulties or delays in obtaining regulatory approvals to market products; the adequacy of our capital resources and the availability of additional funding; patent protection and third-party intellectual property claims; our failure to comply with extensive regulatory requirements; the occurrence of serious adverse events in patients being treated with Iclusig or our product candidates; risks related to key employees, markets, economic conditions, health care reform, prices and reimbursement rates; and other risk factors detailed in the Company's public filings with the U.S. Securities and Exchange Commission. The information contained in this press release is believed to be current as of the date of original issue. The Company does not intend to update any of the forward-looking statements after the date of this document to conform these statements to actual results or to changes in the Company's expectations, except as required by law.

ARIAD PHARMACEUTICALS, INC. AND SUBSIDIARIES CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS

	Three Months Ended		Year Ended
In thousands, except per share data	December 31,		December 31,
	2012	2011	2012	2011
	(Unaudited)	(Unaudited)
Total revenue	$74	$78	$558	$25,300
Operating expenses:
Research and development	37,689	24,723	144,709	77,743
General and administrative	22,915	7,046	60,909	24,380
Total operating expenses	60,604	31,769	205,618	102,123
Revaluation of warrant liability	---	(20,086)	(15,924)	(46,715)
Other	77	(25)	112	(65)
Other income (expense), net	77	(20,111)	(15,812)	(46,780)
Net income (loss)	$(60,453)	$(51,802)	$(220,872)	$(123,603)
Net income (loss) per common share:
- basic	$(0.36)	$(0.38)	$(1.34)	$(0.93)
- diluted	$(0.36)	$(0.38)	$(1.34)	$(0.93)

Weighted average number of shares of common stock outstanding:
- basic	166,707	135,816	164,964	132,375
- diluted	166,707	135,816	164,964	132,375

CONDENSED CONSOLIDATED BALANCE SHEET INFORMATION

In thousands	December 31,	December 31,
	2012	2011

Cash, cash equivalents and marketable securities	$164,414	$306,256
Total assets	$180,193	$320,712
Working capital	$119,484	$282,195
Deferred revenue, total	$769	$999
Total liabilities	$67,342	$100,571
Stockholders’ equity	$112,851	$220,141

CONDENSED CONSOLIDATED STATEMENT OF CASH FLOWS INFORMATION

In thousands	Year Ended December 31,
	2012	2011

Net cash used in operating activities	$(153,681)	$(53,262)
Net cash used in investing activities	(50,400)	(2,123)
Net cash provided by financing activities	17,204	258,001

Net increase (decrease) in cash and cash equivalents	$(186,877)	$202,626

CONTACT:
ARIAD Pharmaceuticals, Inc.
For Investors:
Kendra Adams, (617) 503-7028
Kendra.adams@ariad.com
or
For Media:
Liza Heapes, (617) 621-2315
Liza.heapes@ariad.com